Exhibit 4.2.1

FIRST SUPPLEMENT,

Dated as of July 27, 2004

to

INDENTURE,

Dated as of October 23, 2003,

AMONG

NATIONSRENT COMPANIES, INC.,

as Issuer,

WILMINGTON TRUST COMPANY,

as Trustee and as Collateral Agent,

AND

THE GUARANTORS NAMED HEREIN,

as Guarantors,

9 1/2% Senior Secured Notes due 2010

     FIRST SUPPLEMENT (“Supplement”), dated as of July 27, 2004, to Indenture (the “Indenture”), dated as of October 23, 2003, among NationsRent Companies, Inc., a Delaware corporation (the “Company”), the Guarantors (as defined in the Indenture) and Wilmington Trust Company, as Trustee (in such capacity, the “Trustee”) and Collateral Agent (in such capacity, the “Collateral Agent”).

WITNESSETH:

     WHEREAS, the Company and the Guarantors have requested an order from the Commission under section 304(d) of the TIA exempting the Company and the Guarantors from the requirement under section 314(d) of the TIA to furnish certificates of fair value in connection with certain sales of assets which would constitute Collateral or Additional Collateral and providing that such sales are not to be included in determining whether releases of collateral require that the certificate of fair value must be provided by independent expert.

     NOW, THEREFORE, each party hereto agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders:

ARTICLE ONE

INTERPRETATION

     SECTION 1.01. Definitions. The definitions and rules of construction in the Indenture apply to this Supplement.

     SECTION 1.02. UCC Terms. The terms inventory and equipment are used with their meanings under article 9 of the New York Uniform Commercial Code.

     SECTION 1.03. Continuing Agreement. Except as expressly set forth in this Supplement, all the provisions of the Indenture continue in full force and effect.

     SECTION 1.04. Effectiveness. This Supplement shall become effective immediately upon (i) the Commission granting an order under section 304(d) of the TIA exempting the Company and the Guarantors from the requirements of section 314(d)(1) of the TIA to the extent provided in this Supplement, and (ii) the satisfaction of any conditions in the Indenture to the effectiveness of a supplement to the Indenture, including, if required by the terms of the Indenture, the delivery of any Officer’s Certificates and/or opinions.

ARTICLE TWO

SUPPLEMENT

     SECTION 2.01. Amendment to Section 12.03. Section 12.03 of the Indenture is amended to read as follows:

     SECTION 12.03. Release of Collateral.

          (a) The Collateral Agent shall not at any time release Collateral from the security interests created by the Security Agreement unless such release is in accordance with the provisions of this Indenture and the Security Agreement.

          (b) At any time when a Default or an Event of Default shall have occurred and be continuing, no release of Collateral pursuant to the provisions of this Indenture and the Security Agreement shall be effective as against the Holders.

          (c) The release of any Collateral from the terms of the Security Agreement shall not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral is released pursuant to this Indenture and the Security Agreement. To the extent applicable, the Company shall cause TIA Section 314(d) relating to the release of property from the security interests created by this Indenture and the Security Agreement to be complied with. Any certificate or opinion required by TIA Section 314(d) may be made by an Officer of the Company, except in cases where TIA Section 314(d) requires that such certificate or opinion be made by an independent Person, which Person shall be an independent engineer, appraiser or other expert selected or approved by the Trustee in the exercise of reasonable care. A Person is “independent” if such Person (a) is in fact independent, (b) does not have any direct financial interest or any material indirect financial interest in the Company or in any Affiliate of the Company and (c) is not an officer, employee, promoter, underwriter, trustee, partner or director or person performing similar functions to any of the foregoing for the Company. The Trustee and the Collateral Agent shall be entitled to receive and rely upon a certificate provided by any such Person confirming that such Person is independent within the foregoing definition.

          (d) So long as no Event of Default shall have occurred and be then continuing, the Collateral Agent’s security interests in, and Liens on, (i) Collateral of the type described in clauses (a) and (b) of Section 2.1 of the Security Agreement shall automatically be released upon the sale thereof by the Company or the applicable Guarantor, as the case may be, in the ordinary course of business and (ii) the proceeds resulting from any such sale shall be automatically released upon receipt thereof by the Company of such Guarantor, as the case may be.

          (e) If requested in writing by the Company, the Trustee shall instruct the Collateral Agent to execute and deliver such documents, instruments or statements prepared and delivered to it at the expense of the Company and acceptable to the Trustee and the Collateral Agent and to take such other action as the Company may reasonably request to evidence or confirm that (i) the Collateral falling under this Section 12.03 has been released from the Liens of the Security Agreement or (ii) the property described in such documents, instruments or statements does not constitute Collateral, and in each such case, the Company shall have provided the Collateral Agent with such information relating thereto as the Collateral Agent may reasonably request. The Collateral Agent shall execute and deliver such documents, instruments and statements and shall take all such actions promptly upon receipt of such instructions from the Trustee.

          (f) Notwithstanding anything to the contrary in this Indenture, neither the Company nor any Guarantor need furnish an Officer’s Certificate or the certificate or opinion of an engineer, appraiser, or other expert that would otherwise be required by section 314(d)(1) of the TIA on the release of the following collateral and its proceeds (the “Exempt Collateral”), upon the sale or disposition thereof by the Company or a Guarantor in the ordinary course of business:

          (1) Rental Equipment;

          (2) Additional Collateral, to the extent such Additional Collateral would constitute Rental Equipment if such assets were to be added to Collateral by way of a Supplement to the Security Agreement;

          (3) any Additional Collateral consisting of machinery, equipment, furniture, apparatus, tools, implements, materials or supplies or other similar property (“Subject Property”) which, in the Company’s reasonable opinion, may have become obsolete or unfit for use in the conduct of its businesses or the operation of the Collateral upon replacing the same with, or substituting for the same, new Subject Property constituting Collateral not necessarily of the same character but being of at least equal value and utility as the Subject Property so disposed of, as long as such new Subject Property becomes subject to the security interest created by the Security Agreement; and

          (4) any Additional Collateral consisting of personal property the use of which is no longer necessary or desirable in the proper conduct of the business or maintenance of the earnings of the Company or the Guarantors and is not material to the conduct of the business of the Company and the Guarantors, taken as a whole.

          (g) The fair value of Exempt Collateral released from the Lien and security interest of the Security Agreement pursuant to Indenture shall not be considered in determining whether the aggregate fair value of Collateral released from the Lien and security interest of the Security Agreement in any calendar year exceeds the 10% threshold specified in TIA Section 314(d)(1). The Company’s and each Guarantor’s right to rely on the immediately preceding sentence at any time is conditioned upon the Company having furnished to the Trustee all certificates described in Section 12.03(i) that were required to be furnished to the Trustee at or prior to such time.

          (h) The Company may from time to time file with the Commission a request for exemption from the requirements of TIA Section 314(d). The Company shall provide the Trustee with a copy of any such exemption and promptly inform the Trustee of any rescission or termination of, or amendment to, such exemption.

          (i) In addition to the annual certificate required by Section 4.06, the Company shall deliver to the Trustee, within 15 days after the end of each of the six month periods ended on May 31st and November 30th of each year, a certificate signed on behalf of the Company by an Officer of the Company to the effect that all dispositions of Exempt Collateral during the immediately preceding six month period were made by the Company and the Guarantors in the ordinary course of business and that all proceeds therefrom were used by the Company and the Guarantors in connection with their respective businesses or to make payments on the Notes or as otherwise permitted under this Indenture and the Security Agreement.

ARTICLE THREE

MISCELLANEOUS

     SECTION 3.01. Trust Indenture Act Controls.

     Subject to any exemption under the TIA, if any provision of this Supplement limits, qualifies, or conflicts with another provision which is required to be included in the Indenture by the TIA, the required provision shall control. Any provision of the TIA which is required to be included in a qualified Indenture, but not expressly included herein, shall be deemed to be included by this reference.

     SECTION 3.02. Governing Law.

     THIS SUPPLEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

     SECTION 3.03. No Recourse Against Others.

     A past, present or future director, officer, employee, stockholder or incorporator, as such, of the Company or Guarantor or of the Trustee shall not have any liability for any obligations of the Company or the Guarantors under the Notes, the Guarantees, the Security Agreement, the Indenture or this Supplement or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder, by accepting a Note, waives and releases all such liability. Such waiver and release are part of the consideration for the issuance of the Notes.

     SECTION 3.04. Successors.

     All agreements of the Company and the Guarantors in this Supplement shall bind their successors and assigns. All agreements of the Trustee and the Collateral Agent in this Supplement shall bind their respective successors and assigns. In the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof.

     SECTION 3.05. Duplicate Originals.

     All parties may sign any number of copies of this Supplement. Each signed copy shall be an original, but all of them together shall represent the same agreement.

     SECTION 3.06. Severability.

     In case any one or more of the provisions in this Supplement shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

SIGNATURES

     IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed, all as of the date first written above.

NATIONSRENT COMPANIES, INC., as Issuer
By:
Name: Thomas J. Hoyer
Title: Executive Vice President and Chief Financial Officer

NATIONSRENT, INC.
LAS OLAS TWELVE CORPORATION
LAS OLAS FOURTEEN CORPORATION
NRGP, INC.
NATIONSRENT USA, INC.
NATIONSRENT WEST, INC.
LOGAN EQUIPMENT CORP.
NATIONSRENT TRANSPORTATION
SERVICES, INC.
BDK EQUIPMENT COMPANY
NR DELAWARE, INC., as Guarantors

By:
Name: Thomas J. Hoyer
Title: Executive Vice President and Chief Financial Officer

NATIONSRENT OF TEXAS, LP, as Guarantor

By: NRGP, Inc., as General Partner

By:
Name: Thomas J. Hoyer
Title: Executive Vice President and Chief Financial Officer

WILMINGTON TRUST COMPANY, as Trustee
By:
Name: Christopher J. Slaybaugh
Title: Financial Services Officer

WILMINGTON TRUST COMPANY, as Collateral Agent
By:
Name: Christopher J. Slaybaugh
Title: Financial Services Officer